UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report	August 10, 2009
(Date of earliest event reported)	(August 10, 2009)

MidWestOne Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-24630

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

102 South Clinton Street

Iowa City, Iowa 52240

(Address of principal executive offices, including zip code)

(319) 356-5800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 10, 2009, the Company announced that Susan R. Evans, age 51, has been promoted, effective immediately, to the position of Chief Operating Officer of the Company and its subsidiary bank, MidWestOne Bank. Ms. Evans, who has been with the Company and its subsidiary bank since 2001, has been serving as the Bank’s Senior Vice President, Retail Banking. She serves on the Board of Trustees of the Colorado Graduate School of Banking in Boulder.

In connection with his promotion, the Company increased Ms. Evans’ annual base salary by $31,000, to $185,000. No other changes were made to Ms. Evans’ compensation in connection with her promotion. Ms. Evans currently does not have a written employment agreement.

There are no family relationships between Ms. Evans and any of the Company’s directors or executive officers. There is no arrangement or understanding between Ms. Evans and any other person pursuant to which she was selected as an officer, nor are we aware, after inquiry of Ms. Evans, of any related-person transaction or series of transactions required to be disclosed under Item 404(a) of Regulation S-X promulgated under the Securities Exchange Act of 1934.

A copy of the press release announcing the promotion of Ms. Evans to the position of Chief Operating Officer is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

99.1	MidWestOne Financial Group, Inc. Press Release dated August 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MidWestOne Financial Group, Inc.

Dated: August 10, 2009	By:	/s/ Charles N. Funk
Charles N. Funk
President and Chief Executive Officer